Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Flowers Foods, Inc. of our report dated February 25, 2026, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Flowers Foods, Inc.’s Annual Report on Form 10-K for the year ended January 3, 2026.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

May 29, 2026